EXHIBIT 99.1

HCC Estimates Katrina Loss

HOUSTON, Sept. 14, 2005 (PRIMEZONE) -- HCC Insurance Holdings, Inc. (NYSE:HCC) announced today that anticipated claims from Hurricane Katrina are expected to result in the Company's largest gross loss in its history, estimated at $160 million arising from aviation, onshore and offshore energy, property, marine and other specialty lines of business. This loss is estimated to be $50 million net of reinsurance including reinsurance reinstatement costs, $32.5 million after tax, and will reduce third quarter earnings of the Company by approximately $0.30 per diluted share.

Stephen L. Way, Chairman and Chief Executive Officer, said, "Our exposure is predominantly to energy and large commercial property accounts and is substantially protected by catastrophe reinsurance." Mr. Way added, "From an industry standpoint, premium rates will need to rise significantly in these lines of business to reflect both the increased frequency and severity of catastrophic events that have occurred over the past five years."

HCC is an international insurance holding company and a leading specialty insurance group since 1974, based in Houston, Texas with offices across the USA and in Bermuda, England and Spain. HCC is traded on the NYSE (symbol:HCC), has assets exceeding $6.0 billion and is rated AA (Very Strong) by Standard & Poor's and A+ (Superior) by A. M. Best Company.

For more information, visit our website at www.hcch.com.

Forward-looking statements contained in this press release are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

CONTACT: L. Byron Way, Vice President
         HCC Insurance Holdings, Inc.
         (713) 690-7300